Schedule A dated April 28, 2020 to the

Third Amended and Restated Multiple Class Plan of

THE CHARLES SCHWAB FAMILY OF FUNDS

Name of Fund and Class	Annual Shareholder Service Fee (as a percentage of average daily net assets of the Fund)	Annual Sweep Administration Service Fee (as percentage of average daily net assets of the Fund)
Schwab Municipal Money Fund – Ultra Shares	0.00%	0.00%
Schwab Municipal Money Fund – Investor Shares	0.15%	0.00%
Schwab Value Advantage Money Fund – Investor Shares	0.15%	0.00%
Schwab Value Advantage Money Fund – Ultra Shares	0.00%	0.00%
Schwab Government Money Fund – Sweep Shares	0.15%	0.10%
Schwab Government Money Fund – Investor Shares	0.15%	0.00%
Schwab California Municipal Money Fund – Ultra Shares	0.00%	0.00%
Schwab California Municipal Money Fund – Investor Shares	0.15%	0.00%
Schwab New York Municipal Money Fund – Ultra Shares	0.00%	0.00%
Schwab New York Municipal Money Fund – Investor Shares	0.15%	0.00%
Schwab AMT Tax-Free Money Fund – Ultra Shares	0.00%	0.00%
Schwab AMT Tax-Free Money Fund – Investor Shares	0.15%	0.00%

THE CHARLES SCHWAB FAMILY OF FUNDS

By:	/s/ Jonathan de St. Paer
Jonathan de St. Paer
President and Chief Executive Officer

Dated as of April 28, 2020

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